For Release: January 20, 2005
Contact: Lisa Razo
802/865-1838

Merchants Bancshares, Inc. Announces 2004 Results, Quarterly Dividend,
and Election of New Director

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $11.93 million or diluted earnings per share of $1.90 for the year ended December 31, 2004. This compares with net income of $11.59 million or diluted earnings per share of $1.86 for the previous year. Merchants earned $3.19 million or diluted earnings per share of 51 cents for the quarter ended December 31, 2004, compared to net income of $2.89 million, or 46 cents per diluted share for the same quarter of the previous year. The return on average assets was 1.17% for 2004 and 1.23% for the fourth quarter, and the return on average equity was 13.81% for the year and 15.60% for the fourth quarter of 2004. Merchants declared a dividend on January 20, 2005, of 27 cents per share payable February 17, 2005, to shareholders of record as of February 3, 2005. As discussed further in the paragraph describing noninterest expense, beginning in the fourth quarter dividends paid to certain trusts under Merchants' deferred compensation plans for directors are no longer expensed, but are treated as a charge to retained earnings.

Merchants Board of Directors announced the appointment today of its newest Director, John A. Kane. Mr. Kane will be nominated for election at the Company's next Annual Meeting on April 26, 2005. Mr. Kane is Senior Vice President of Finance and Administration, and Chief Financial Officer and Treasurer of IDX Systems Corporation. Mr. Kane is responsible for that company's financial strategy, mergers and acquisitions activity, public reporting company obligations, Wall Street relations, information systems and real estate and facilities-related operations. Mr. Kane has been appointed to Merchants' Audit Committee and will serve as its financial expert.

The Board of Directors voted to extend Merchants' current stock repurchase program until January 2006. The current program authorized the repurchase of up to 300,000 shares of Merchants' common stock until January 2005. Under the program, Merchants has repurchased a total of 178 thousand shares of its own common stock on the open market at an average price of $21.52.

Merchants' quarterly average assets for the fourth quarter of 2004 were $1.04 billion, a 7.9% increase over average assets of $965 million for the fourth quarter of 2003. Merchants' net interest income for the fourth quarter of 2004 was $10.11 million compared to $9.63 million for the same quarter in 2003; and was $39.56 million for 2004 compared to $37.63 million for 2003. Merchants has continued to increase net interest income dollars through balance sheet growth and leverage. At the same time, Merchants has experienced decreases in its net interest margin because the spread between the yield on interest earning assets and the cost of interest bearing liabilities has continued to shrink. The net interest margin for the quarter was 4.11%, compared to 4.23% for the fourth quarter of 2003. The net interest margin for 2004 was 4.15% compared to 4.43% for 2003. Merchants' average interest earning assets have increased by $105.06 million for 2004 compared to 2003, but the average rate earned on those assets has decreased to 4.97% for 2004 from 5.37% for 2003, and to 4.99% for the fourth quarter of 2004 from 5.04% for the fourth quarter of 2003. Merchants' cost of funds has decreased over the course of the year, but not enough to offset the decreases experienced on the asset side. Merchants' average interest bearing liabilities have increased $92.49 million to $803.47 million for 2004 compared to 2003, and $61.79 million to $822.60 million when comparing the fourth quarter of 2004 to the

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fourth quarter of 2003. The cost of those funds has decreased to .98% for 2004 from 1.12% for 2003, and has increased to 1.05% for the fourth quarter of 2004 compared to .97% for the fourth quarter of last year.

Merchants' investment portfolio ended the quarter at $376.55 million, a $36.21 million increase over 2003 year end balances of $340.34 million. The average yield on Merchants' investment portfolio has decreased 28 basis points to 3.95% from 4.23% when comparing 2004 to 2003, and has decreased 17 basis points to 3.88% from 4.05% when comparing the fourth quarter of the current year to last year. Merchants has continued to take advantage of opportunities to use leverage to maximize net interest income. Merchants' average borrowed funds position has increased $65.77 million to $94.39 million for 2004 from $28.62 million for 2003. As a result of the increase in the federal funds rate, the cost of those funds has increased to 1.86% for 2004 from 1.44% for 2003. Additionally, Merchants closed its private placement of an aggregate of $20 million of trust preferred securities on December 15, 2004. The securities bear interest for five years at a fixed rate of 5.95%, and after five years, the rate adjusts quarterly at a fixed spread over three month LIBOR. Merchants incurred $50 thousand in interest expense related to these securities during the fourth quarter of 2004. The impact on net income for 2005 from this additional interest expense, including amortization of the placement fee, is projected to be $826 thousand.

Quarterly average loans were $586.27 million for the fourth quarter of 2004, an increase of $21.85 million over fourth quarter 2003 average balances of $564.42 million. Average loan rates for 2004 have decreased 44 basis points to 5.63% from 6.07% when compared to 2003, but have increased nine basis points to 5.74% from 5.65% when comparing the fourth quarter of 2004 to 2003, as a result of recent movements in short-term interest rates. Ending loan balances declined during the fourth quarter of 2004 compared to third quarter 2004 due to seasonal pay downs in commercial lines of credit, amortization of existing loans, and payouts on some large construction loans. Origination levels during the fourth quarter were down in both commercial and residential loans.

Deposits ended the year at $834.16 million, an increase of $26.08 million over 2003 year-end balances of $808.08 million. Quarterly average deposits for the fourth quarter were $844.96 million, an increase of $40.27 million over quarterly average deposits of $804.69 million for the fourth quarter of 2003. Merchants' interest bearing deposits have grown $25.92 million and the cost of those deposits has decreased 24 basis points to .86% from 1.10% for 2004 compared to 2003, and 8 basis points to .86% from .94% for the fourth quarter. Deposit growth in our three key products, Free Checking for Life® , MoneyLYNX® money market accounts, and CommerceLYNX® business checking products, was strong in the fourth quarter. For the year Merchants opened more than 18 thousand accounts in these core product types with year-end balances of $68 million. Average deposits, excluding time deposits, grew more than 7% during 2004, while overall deposit growth for 2004 was 3.2%.

Nonperforming assets at December 31, 2004, were $3.67 million, or 0.35% of total assets. This is an increase of $1.46 million over the 2003 year-end balance of $2.21 million and reflects no change from the third quarter balance of $3.67 million. The large year-over-year increase can be attributed primarily to a single customer in the food processing industry that was placed in non-accrual during the third quarter. This company continues to operate and is attempting to recapitalize.

At December 31, 2004, the Allowance for Loan Losses ("Allowance") stood at $7.84 million, 1.34% of total loans and 214% of nonperforming loans. At December 31, 2003, the Allowance was $7.95 million, or 1.40% of total loans, and 360% of nonperforming loans. Merchants

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recorded charge-offs of $446 thousand and recoveries of $334 thousand during 2004. There was no provision for loan losses during 2004 or 2003. Merchants continues to look at the adequacy of the loan loss reserve on a quarterly basis.

Total noninterest income increased $138 thousand to $2.33 million for the fourth quarter of 2004 from $2.19 million for the fourth quarter of 2003, and decreased by $584 thousand to $8.99 million from $9.57 million for 2004 compared to 2003. Gains on sales of investments totaled $53 thousand for the fourth quarter of 2004 and $49 thousand for the full year, compared to $7 thousand for the fourth quarter of 2003 and $1.42 million for the full year 2003. Excluding gains (losses) on sales of investments, total noninterest income increased $92 thousand quarter-over-quarter, and increased $787 thousand year-over-year. The increase is due primarily to increases in net ATM and debit card revenue and overdraft service charge revenue. Merchants' ATM/debit card revenue, net of expenses, increased $83 thousand for the fourth quarter of 2004 and $412 thousand for full year 2004, compared to the same periods in 2003. Overdraft service charge revenue increased $83 thousand for the fourth quarter and $690 thousand for the year ended December 31, 2004 compared to the same periods in 2003. Merchant's strong growth in transaction accounts and high retention rate of existing accounts has been a key contributor to these increases.

Total noninterest expense increased $285 thousand to $8.13 million for the fourth quarter of 2004 from $7.85 million for the fourth quarter of 2003, and increased by $1.3 million to $32.54 million from $31.23 million for 2004 compared to 2003. Merchants' largest noninterest expense category is salaries and employee benefits. Salaries and benefits expense increased $414 thousand to $4.0 million for the fourth quarter of the current year compared to $3.58 million for the fourth quarter of 2003; and increased $590 thousand to $15.73 million for 2004 compared to $15.14 million for 2003. The increase in this expense is primarily attributable to changes in estimates for incentive compensation and for health insurance expenses during the fourth quarter of 2003. The 2003 salaries and benefits amount includes $266 thousand of dividends paid on shares of stock owned by certain trusts which invest deferred compensation in shares of Merchants' stock. The 2004 salaries and benefits expense includes $209 thousand of dividends paid on these shares. Beginning in the fourth quarter of 2004 Merchants no longer expenses these dividends, but instead treats them like any other dividend on common stock, as a charge to retained earnings. This change in dividend treatment reflects Merchants' understanding of current industry practices for these dividends, and also reflects clarified accounting literature related to dividend treatment on common stock held by these trusts. Shares held by these trusts are legally outstanding and are considered outstanding for earnings per share purposes. These shares are treated similar to treasury shares for financial reporting purposes. The regular fourth quarter 2004 dividend on these trust shares was $72 thousand. The one-time special dividend paid to these trusts was $1.22 million. These dividends were recorded as a retained earnings charge.

Occupancy and Equipment expenses increased by $138 thousand for the fourth quarter of 2004 compared to 2003 and by $730 thousand for all of 2004. Approximately $177 thousand of the year-to-date increase is attributable to Merchants' two de novo branches and $290 thousand to Merchants' service center network server infrastructure and desktop computer upgrade.

Mr. Joseph Boutin, President and Chief Executive Officer, Mr. Michael Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Monday, January 24, 2005. Interested parties may participate in the conference call by dialing (800) 230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few

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minutes prior to the call in order to register. A replay will be available through January 31, 2005. The U.S. replay dial-in number is (800) 475-6701. The international replay number is (320) 365-3844. The replay access code for both replay numbers is 750847.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life® , MoneyLYNX® money market accounts, and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights
For the period ended December 31, 2004
(In thousands except share and per share data)

	12/31/04	09/30/04	12/31/03	09/30/03

Balance Sheets - Period End
Total assets	$1,033,278	$1,047,838	$969,902	$974,294
Loans	584,662	593,456	568,997	564,778
Allowance for loan losses ("ALL")	7,842	7,861	7,954	7,937
Net loans	576,820	585,595	561,043	556,841
Investment securities	376,547	384,598	340,337	322,964
Other assets	79,911	77,645	68,522	94,489
Deposits	834,164	829,605	808,083	807,046
Short-term borrowings	57,374	56,398	57,058	67,232
Long-term debt	49,757	56,947	6,618	5,956
Junior subordinated debentures issued to
Unconsolidated subsidiary trust	20,619	--	--	--
Other liabilities	6,495	13,976	11,830	8,567
Shareholders' equity	64,869	90,912	86,313	85,493
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,041,944	$1,041,360	$965,247	$934,345
Loans	586,268	591,376	564,421	547,414
Allowance for loan losses	7,862	8,138	8,032	7,960
Net loans	578,406	583,238	556,389	539,454
Investment securities, including Federal Home
Loan Bank stock	391,967	385,765	338,042	326,012
Federal funds sold, securities purchased
under agreements to resell, and interest
bearing deposits with banks	433	201	1,398	1,008
Other assets	71,138	72,156	69,418	67,871
Deposits	844,958	830,356	804,694	800,200
Short-term borrowings	45,652	53,654	57,962	30,572
Long-term debt	52,157	59,415	6,482	6,029
Junior subordinated debentures issued to
Unconsolidated subsidiary trust	3,214	--	--	--
Other liabilities	14,113	9,532	10,571	13,433
Shareholders' Equity	81,850	88,403	85,538	84,111
Interest earning assets	978,668	977,342	903,861	874,434
Interest bearing liabilities	822,601	825,329	760,812	732,948
Ratios and Supplemental Information
Book value per share	$10.39	$14.58	$13.93	$13.82
Tier I leverage ratio	8.06%	8.75%	8.70%	8.77%
Period end common shares outstanding	6,243,710	6,235,662	6,196,053	6,187,576
Credit Quality - Period End
Nonperforming loans ("NPLs")	$3,666	$3,674	$2,212	$2,965
Nonperforming assets ("NPAs")	3,666	3,674	2,212	2,965
NPLs as a percent of total loans	0.63%	0.62%	0.39%	0.52%
NPAs as a percent of total assets	0.35%	0.35%	0.23%	0.30%
ALL as a percent of NPLs	214%	214%	360%	268%

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	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003

Operating Results
Interest income
Interest and fees on loans	$8,454	$8,027	$32,725	$32,540
Interest and dividends on investments	3,822	3,459	14,707	13,021
Total interest income	12,276	11,486	47,432	45,561
Interest expense
Deposits	1,552	1,656	6,070	7,518
Short-term borrowings	235	157	762	254
Long-term debt	382	42	1,044	161
Total interest expense	2,169	1,855	7,876	7,933
Net interest income	10,107	9,631	39,556	37,628
Provision for loan losses	--	--	--	--
Net interest income after provision for loan losses	10,107	9,631	39,556	37,628
Noninterest income
Trust Company income	407	355	1,547	1,406
Service charges on deposits	1,195	1,210	4,837	4,453
Gain (loss) on sale of investments, net	53	7	49	1,420
Other noninterest income	675	620	2,553	2,291
Total noninterest income	2,330	2,192	8,986	9,570
Noninterest expense
Salaries and employee benefits	3,998	3,584	15,727	15,137
Occupancy and equipment expenses	1,569	1,431	6,139	5,409
Legal and professional fees	403	339	1,731	1,467
Marketing expenses	357	506	1,377	1,534
Equity in losses of real estate limited partnerships	450	411	1,745	1,615
Other noninterest expense	1,353	1,574	5,819	6,072
Total noninterest expense	8,130	7,845	32,538	31,234
Income before income taxes	4,307	3,978	16,004	15,964
Income taxes	1,114	1,085	4,071	4,372
Net income	$3,193	$2,893	$11,933	$11,592
Ratios and Supplemental Information
Weighted average common shares outstanding	6,241,720	6,194,013	6,225,417	6,183,919
Weighted average diluted shares outstanding	6,313,140	6,269,367	6,292,751	6,247,444
Basic earnings per common share	$0.51	$0.47	$1.92	$1.87
Diluted earnings per common share	0.51	0.46	1.90	1.86
Return on average assets	1.23%	1.20%	1.17%	1.28%
Return on average shareholders' equity	15.60%	13.53%	13.81%	13.75%
Net interest rate spread	3.94%	4.08%	3.99%	4.25%
Net interest margin	4.11%	4.23%	4.15%	4.43%
Efficiency ratio (1)	59.40%	60.26%	61.01%	62.05%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of December 31, 2004, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $8.7 million.

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